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                                                                EXHIBIT B-2




                                SERVICE AGREEMENT

         THIS SERVICE AGREEMENT, made as of the ___ day of ________, ____, between American Electric Power Service Corporation, a New York corporation ("Service Company") and [AEP System Company], a ____ corporation ("Client"),

                                   WITNESSETH:

         WHEREAS, both Service Company and Client are associate companies in the American Electric Power System (the "AEP System"), which is comprised of American Electric Power Company, Inc. ("American") and its subsidiary companies; and

         WHEREAS, Service Company is a wholly-owned subsidiary of American and is approved by the Securities and Exchange Commission (the "Commission") as a subsidiary service company pursuant to the provisions of Section 13 of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"); and

         WHEREAS, Service Company maintains an organization of employees who are experienced in the operations of public utilities and related businesses, together with appropriate facilities and equipment, through which it is prepared to provide various management, administrative, financial, technical and other services, as hereinafter provided, to Client and to other member companies in the AEP System (Client, together with such other member companies, are hereinafter referred to collectively as "Clients"); and

         WHEREAS, such services will be rendered at cost, determined in accordance with the applicable rules and regulations of the Commission under the 1935 Act, and the allocation of such costs among Clients will be made in accordance with the authority granted by the Commission in HCAR No. ______ in File No. 70-____;
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         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, Service Company and Client hereby agree as follows:

         1. Agreement to Provide Services. Service Company agrees to provide to Client from time to time, upon the terms and conditions hereinafter set forth, such of the following services as may properly be rendered by Service Company to Client (within the meaning and intent of the 1935 Act and any other applicable statutes and the orders, rules and regulations of the Commission and any other governmental bodies having jurisdiction) at such times, for such periods and in such manner as Client may from time to time require and which Service Company is equipped to perform:

                  (a) Consultation, analysis, advice and performance of services in connection with matters relating to operations, management, financing and financial planning, engineering, system planning, law, corporate communications, corporate development, energy production, energy delivery and pricing, environmental requirements, marketing, governmental and general business problems or questions;

                  (b) Consultation, analysis, advice and performance of services in connection with human relations and employee benefit plans;

                  (c) Tax services relating to the preparation and filing of returns for federal, state and local taxes, including consolidated tax returns;


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                  (d) Assistance in connection with any audits of such tax
         returns by Internal Revenue Service and other taxing bodies or authorities;

                  (e) Consultation, analysis, advice and performance of services in connection with accounting matters and financial reporting; and

                  (f) Electronic data processing services, including establishing and operating a data processing center, processing of customer billings, revenues and statistics, payrolls, property accounting, general accounting, cash forecasts, load flow studies, and various other business and engineering applications as may from time to time be in the best interest of Client.

Service Company will render all services performed under this Service Agreement at cost, determined in accordance with Rule 91 of the Rules and Regulations of the Commission.

         Service Company will also provide Client with such other services, in addition to those specified above, as may be requested by Client and which Service Company concludes it is equipped to perform. In providing such services, Service Company may arrange, where it deems appropriate, for the services of experts, consultants, advisers and other persons with necessary qualifications as are required for or pertinent to the rendition of such services.

         2. Agreement to Take Services. Client agrees to take from Service Company such of the services described in Section 1 hereof


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and such additional general and special services, whether or not now contemplated, as are requested from time to time by Client and which Service Company is equipped to perform.

         3. Compensation and Allocation. As compensation for the services to be rendered hereunder, Client agrees to pay to Service Company all costs which reasonably can be identified and related to particular transactions or services performed by Service Company on Client's behalf. Where more than one Client is involved in or has received benefits from a transaction or service performed, costs will be allocated and billed among such Clients on the basis most directly related to the transaction or service performed. Allocated costs will be billed using appropriate attribution bases as authorized by the Commission.

         As soon as practicable after the close of each month, Service Company shall render a monthly statement to Client which shall reflect the billing information necessary to identify the costs and allocations made and charged for that month. Client agrees to remit to Service Company all charges billed to Client within 30 days after receipt of the monthly statement.

         [4.      Termination of Prior Agreement.  This Service Agreement
supersedes the agreement dated _________ __, ____, between the parties hereto, providing for the rendition of services by Service Company to Client.][for existing AEP System Companies]

         5. Term and Termination. This Service Agreement shall become effective upon the first day of ________, ____ and shall continue in full force and effect until terminated by either party hereto upon


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not less than ninety (90) day's prior written notice to the other party. This
Service Agreement also shall be subject to termination or modification at any time if and to the extent its performance may or shall conflict with (i) any rule, regulation or order of the Commission pursuant to the provisions of the 1935 Act, whether issued before or after the effective date of this Service Agreement, or (ii) any rule, regulation or order of any other governmental body having jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Service Agreement to be executed as of the date first above written.

                                    AMERICAN ELECTRIC POWER SERVICE CORPORATION

                                    By_________________________________________

                                    [AEP SYSTEM COMPANY}

                                    By_________________________________________


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